AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 1997

                                              SECURITIES ACT FILE NO. 333-22289
                                      INVESTMENT COMPANY ACT FILE NO. 811-08069

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------


                                    FORM N-2
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933         |_|
                         PRE-EFFECTIVE AMENDMENT NO.                       |_|
                       POST-EFFECTIVE AMENDMENT NO. 1                      |X|

                                     AND/OR

                        REGISTRATION STATEMENT UNDER THE
                       INVESTMENT COMPANY ACT OF 1940                      |_|
                               AMENDMENT NO. 4                             |X|
                               --------------


                   AUTOMATIC COMMON EXCHANGE SECURITY TRUST II
             (Exact Name of Registrant as Specified in its Charter)

                            c/o GOLDMAN, SACHS & CO.
                                 85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                    (Address of Principal Executive Offices)

       Registrant's Telephone Number, including Area Code: (212) 902-1000

                            KENNETH L. JOSSELYN, ESQ.
                                 85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                     (Name and Address of Agent for Service)

                                   COPIES TO:



Robert E. Buckholz, Jr., Esq.      Steve Hamilton, Esq.                     John E. Riley, Esq.
    Sullivan & Cromwell        Skadden, Arps, Slate, Meagher & Flom LLP   Simpson Thacher & Bartlett
     125 Broad Street            1440 New York Avenue                       425 Lexington Avenue
New York, New York 10004         Washington, D.C. 20005                   New York, New York 10017
                                   -----------------

                  APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. |_|

         |_| This form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act and the Securities Act registration statement number of the earlier effective registration statement for the same offering is 333-___________.

                                  ------------------


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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



                                     PART C

                                OTHER INFORMATION


ITEM 24.    FINANCIAL STATEMENTS AND EXHIBITS

       (b)  Exhibits
            2.a.(i)     --   Trust Agreement*
            2.a.(ii)    --   Form of Amended and Restated Trust Agreement*
            2.d         --   Form of Specimen Certificate of Trust
                             Automatic Common Exchange Security
                             (included in Exhibit 2.a.(ii))*
            2.h         --   Form of Underwriting Agreement*
            2.j         --   Form of Custodian Agreement*
            2.k.(i)     --   Form of Administration Agreement*
            2.k.(ii)    --   Form of Paying Agent Agreement*
            2.k.(iii)   --   Form of Purchase Contract*
            2.k.(iv)    --   Form of Collateral Agreement*
            2.k.(v)     --   Form of Fund Expense Agreement*
            2.k.(vi)    --   Form of Fund Indemnity Agreement*
            2.l         --   Opinion and Consent of Counsel to the Trust*
            2.n.(i)     --   Tax Opinion of Counsel to the Trust
                             (Consent contained in Exhibit 2.n.(i))
            2.n.(iii)   --   Consent of Independent Public Accountants*
            2.n.(iv)    --   Consents to Being Named as Trustee*
            2.p         --   Form of Subscription Agreement*
            27          --   Financial Data Schedule*
            2.s         --   Power of Attorney*


----------
* Previously Filed.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of Delaware, on the 23rd day of June, 1997.

                                   AUTOMATIC COMMON EXCHANGE SECURITY TRUST II


                                  By:          /s/ Donald J. Puglisi
                                     ------------------------------------------
                                                   Donald J. Puglisi
                                                   Managing Trustee


         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons, in the capacities and on the date indicated.


                NAME                                    TITLE                        DATE
                ----                                    -----                        ----


         /s/ Donald J. Puglisi                  Principal Executive              June 23, 1997
-------------------------------------------     Officer and Trustee
             Donald J. Puglisi

                                                Principal Financial Officer,
        /s/ William R. Latham, III              Principal Accounting Officer     June 23, 1997
-------------------------------------------     and Trustee
            William R. Latham, III

       /s/ James B. O'Neill                     Trustee                          June 23, 1997
-------------------------------------------
           James B. O'Neill


                                 EXHIBIT INDEX


                                                                     SEQUENTIAL
EXHIBIT                                                                 PAGE
NUMBER                         DESCRIPTION                             NUMBER
------                         -----------                             ------
2.a.(i)        --   Trust Agreement*
2.a.(ii)       --   Form of Amended and Restated Trust Agreement*
2.d            --   Form of Specimen Certificate of Trust Automatic
                    Common Exchange Security (included in
                    Exhibit 2.a.(ii))*
2.h            --   Form of Underwriting Agreement*
2.j            --   Form of Custodian Agreement*
2.k.(i)        --   Form of Administration Agreement*
2.k.(ii)       --   Form of Paying Agent Agreement*
2.k.(iii)      --   Form of Purchase Contract*
2.k.(iv)       --   Form of Collateral Agreement*
2.k.(v)        --   Form of Fund Expense Agreement*
2.k.(vi)       --   Form of Fund Indemnity Agreement*
2.l            --   Opinion and Consent of Counsel to the Trust*
2.n.(i)        --   Tax Opinion of Counsel to the Trust (Consent
                    contained in Exhibit 2.n.(i))
2.n.(iii)      --   Consent of Independent Public Accountants*
2.n.(iv)       --   Consents to Being Named as Trustee*
2.p            --   Form of Subscription Agreement*
27             --   Financial Data Schedule*
2.s            --   Power of Attorney*



----------
 *  Previously Filed.